Exhibit 99.1

Execution Version

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

ONCOR ELECTRIC DELIVERY COMPANY LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

August 28, 2015

Ovation Acquisition I, L.L.C.

Ovation Acquisition II, L.L.C.

1900 North Akard Street

Dallas, Texas 75201

Attention: Management Committee

Re:	Oncor Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Purchase Agreement and Agreement and Plan of Merger, dated August 9, 2015 (the “Merger Agreement”), by and among (i) Energy Future Holdings Corp., a Texas corporation (the “Company”), (ii) Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH” and, together with the Company, the “Sellers”), (iii) Ovation Acquisition I, L.L.C., a Delaware limited liability company (“Parent”), and (iv) Ovation Acquisition II, L.L.C., a Delaware limited liability company (“OV2” and, together with Parent, the “Purchasers”), which agreement has been approved by the board of directors of the Company, the board of managers of EFIH and the management committees of the Purchasers and will be submitted for approval by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). In addition, reference is made to the amended Plan of Reorganization (the “Plan of Reorganization”) filed with the Bankruptcy Court on August 10, 2015 by the Company, EFIH and other Debtors (as defined below) in connection with the Chapter 11 Cases (as defined below), which, among other things, provided for the transactions contemplated by the Merger Agreement and eliminated the alternative equitization plan that was contained in prior versions of the Plan of Reorganization. Upon the terms and conditions of the Merger Agreement, among other things, the Purchasers will acquire pursuant to certain transactions described therein (the “Purchase”) direct or indirect equity interests in the Company and EFIH that indirectly represent all of the outstanding equity interests in Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and at least 80.03% of the outstanding equity interests in Oncor Electric Delivery Company LLC (“Oncor” and, together with Oncor Holdings and their respective Subsidiaries, the “Oncor Entities”). A full and complete copy of the Merger Agreement (including the Plan of Reorganization, which is attached as an exhibit thereto) has been provided to Oncor Holdings and Oncor.

WHEREAS, the Oncor Entities are “ring-fenced” from the Sellers and their Affiliates (as defined below), as a result of which, among other things, (i) the boards of directors of Oncor Holdings and Oncor are comprised of a majority of independent directors and (ii) certain arrangement are in place to maintain the separateness of business and operations of the Sellers from the business and operations of the Oncor Entities (such limitations collectively, the “Ring-Fence”);

WHEREAS, in furtherance of the Purchase and in light of the Ring-Fence, the Order of Rehearing entered in PUCT Docket No. 34077, the limited liability company agreements (as amended) of Oncor Holdings and Oncor (the “LLC Agreements”), the 2007 Separation Agreement (as defined below) and the Investor Rights Agreement (as defined below), the Sellers have requested that Oncor Holdings and Oncor enter into this letter agreement (this “Letter Agreement”) and have provided their prior written consent, as the sole shareholder of Oncor Holdings (in the case of EFIH) and as the direct or indirect 80.03% equity interest holders of Oncor, to Oncor Holdings and Oncor with respect to their entry into and performance of this Letter Agreement;

WHEREAS, the Letter Agreement sets forth certain rights and obligations of the Oncor Entities and the Purchasers to cooperate in the manner set forth herein with respect to initial steps to be taken in connection with the Purchase and the other transactions described in the Merger Agreement (the “Purchase Transactions”);

WHEREAS, this Letter Agreement is not intended to give either Purchaser, directly or indirectly, the right to control or direct the operations of any Oncor Entity prior to the receipt of all approvals required by the Bankruptcy Court, the PUCT (as defined below) and other Governmental Entities (as defined below) and the consummation of the Purchase Transactions (if and when such transactions are consummated);

WHEREAS, Oncor Holdings and Oncor have not endorsed or approved the IPO Conversion Plan, the Oncor Restructuring, or the other transactions proposed by the Purchasers, and the parties acknowledge that further action will be required by Oncor Holdings and Oncor in order for such IPO Conversion Plan and Oncor Restructuring to be completed;

WHEREAS, Oncor Holdings and Oncor have agreed to use commercially reasonable efforts and to cooperate on a filing by the Purchasers seeking prior approval by the PUCT of the Purchase Transactions, but have reserved the rights, among others, (i) not to endorse any particular strategy or business plan in connection with such filing and (ii) to control the preparation, presenting, and final approval of any Oncor testimony or presentations as well as other Oncor papers, evidence or communications in connection with the PUCT proceeding;

WHEREAS, Oncor Holdings and Oncor have agreed to certain narrowly-defined limitations with respect to their operations in the ordinary course of business prior to the Purchase Closing Date (as defined below), and they have preserved the right to take reasonable actions consistent with prudent industry practices to respond to emergency situations and/or to comply and respond to any Governmental Request or Order (as defined below); and

WHEREAS, in exchange for the agreements of Oncor Holdings and Oncor in this Letter Agreement, Purchasers have agreed to certain commitments set forth herein with respect to the implications of the Purchase Transaction for Oncor Holdings, Oncor and their employees;

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Section 1. Definitions.

(a) Capitalized terms used in this Letter Agreement but not defined herein have the respective meanings ascribed to them in Exhibit A. All capitalized terms used but not defined herein or in Exhibit A shall have the meanings ascribed to them in the Merger Agreement. In the event that a term defined herein or in Exhibit A is defined and ascribed a different meaning in the Merger Agreement, the definition provided herein or in Exhibit A, as applicable, shall control.

Each term below has the meaning ascribed to such term in the Section set forth opposite such term:

Defined Term	Section

2015-2016 Plan	§3(a)
Alternative Proposal	§4(e)(i)
Applications	§5(a)(iv)
Bankruptcy Court	Preamble
Code	§3(a)(xii)
Company	Preamble
Continuation Period	§8(a)
EFIH	Preamble
FCC/FERC Applications	§5(a)(iv)
Guarantee	§16(m)
Interim Period	§3(a)
IPO Conversion Plan	Exhibit B
Key Regulatory Terms	§5(a)(v)
Letter Agreement	Recitals
LLC Agreements	Recitals
Merger Agreement	Preamble
New GP	Exhibit B
OEDC	Exhibit B
Oncor	Preamble
Oncor AssetCo	Exhibit B
Oncor Entities	Preamble
Oncor Employee	§8(a)
Oncor Holdings	Preamble
Oncor Material Contract	§3(a)(xv)
Oncor Restructuring	Exhibit B
Oncor TSA	§3(a)(vii)
OV2	Preamble
Parent	Preamble

Defined Term	Section

Permitted Alternative Proposal	§4(e)(ii)
Plan of Reorganization	Preamble
Post-Closing Employer	§8(a)
PUCT Filing	§5(a)(iii)
Purchase	Preamble
Purchase Closing Date	§3(a)
Purchase Transactions	Recitals
Purchasers	Preamble
Regulatory Filings	Exhibit C
Representatives	§4(a)
Required Financial Information	§13(a)
Ring-Fence	Recitals
Sellers	Preamble

Section 2. Representations and Warranties of Oncor Holdings and Oncor. As of the date hereof Oncor Holdings and Oncor hereby represent and warrant to the Purchasers as follows:

(a) Organization, Good Standing and Qualification. Each of Oncor Holdings and Oncor is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Oncor Holdings or Oncor to perform the actions contemplated by and fulfill its obligations under this Letter Agreement.

(b) Corporate Authority. Oncor Holdings and Oncor have each approved by all necessary limited liability company action the execution and delivery of this Letter Agreement and the actions contemplated hereby to be taken by the Oncor Entities. Each of Oncor Holdings and Oncor has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Letter Agreement. This Letter Agreement has been duly executed and delivered by each of Oncor Holdings and Oncor and is a valid and binding obligation of Oncor Holdings and Oncor. This Letter Agreement is enforceable against each of Oncor Holdings and Oncor in accordance with its terms, subject, as to the enforcement of remedies, to the Bankruptcy and Equity Exception.

(c) No Conflicts. Except as “previously disclosed” (as such term is defined in Section 16(l) hereof), as of the date hereof, the execution, delivery and performance by Oncor Holdings and Oncor of this Letter Agreement does not and will not constitute or result in (i) a breach or violation of, or a default under, or otherwise contravene or conflict with, the certificate of formation of Oncor or Oncor Holdings, the LLC Agreements or the comparable governing documents of any other Oncor Entity (ii) with or without notice, lapse of time or both, a breach or violation of, or a default under, or the creation of a Lien on any of the assets of Oncor Holdings or Oncor or any of their Subsidiaries pursuant to, any Contract binding upon Oncor Holdings or Oncor or any of their Subsidiaries, or their respective assets, or any License held by Oncor Holdings or Oncor or any of its Subsidiaries or to which Oncor Holdings or Oncor or any of their Subsidiaries, or any of their respective assets, is subject or (iii) a violation of any Law to which Oncor Holdings or Oncor or any of their Subsidiaries, or any of their respective assets is subject, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, cancellation, default, creation, acceleration, consent, loss or change as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Oncor Holdings or Oncor to fulfill its obligations under this Letter Agreement.

Section 3. Interim Operation.

(a) Each of Oncor Holdings and Oncor covenants and agrees as to itself and each of its Subsidiaries that, during the period (the “Interim Period”) commencing on the date of this Letter Agreement and ending on the earlier of the date of the consummation of the Purchase and other transactions contemplated by the Merger Agreement (the “Purchase Closing Date”) or the Termination Date, except (i) as otherwise required or specifically permitted by the provisions of this Letter Agreement, (ii) as otherwise provided in the plan for 2015 and 2016 contained in the October 2014 long range business plan of Oncor (the “2015-2016 Plan”) that was provided to the Purchasers (including as to any action or the incurrence of any costs or expenses provided for therein), (iii) as Parent may approve in writing (such approval, not to be unreasonably withheld, delayed or conditioned), or (iv) as required or requested by any Governmental Request or Order, provided that the Oncor Entities shall provide prompt notice to the Purchasers of any such Governmental Request or Order, (x) the businesses of Oncor Holdings, Oncor and their respective Subsidiaries shall be conducted, in all material respects, in the ordinary course of business, (y) each of Oncor Holdings, Oncor and their respective Subsidiaries will use its commercially reasonable efforts to preserve intact, in all material respects, its business organization and relationships with employees, customers, suppliers and Governmental Entities and (z) each of Oncor Holdings and Oncor will not and will not permit any of its respective Subsidiaries to:

(i) adopt any change in its certificate of formation or limited liability company agreement or other applicable governing instruments;

(ii) merge or consolidate with any other Person;

(iii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iv) make any acquisition of any Person or business for a purchase price in excess of $10,000,000, in the aggregate;

(v) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any of its equity interests, or securities convertible or exchangeable into or exercisable for any such equity interests, or any options, warrants or other rights of any kind to acquire any such equity interests or such convertible or exchangeable securities convertible or exchangeable into such equity interests;

(vi) make any loans, advances or capital contributions to or investments in any Person in excess of $5,000,000, in the aggregate (other than loans, advances or capital contributions to or investments in any direct or indirect wholly owned Subsidiary of Oncor);

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any equity interests (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary of Oncor to Oncor or to any other direct or indirect wholly owned Subsidiary of Oncor, (B) distributions or other payments made with respect to taxes pursuant to the Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, to which the Company, EFIH, Oncor Holdings and Oncor are parties (the “Oncor TSA”), (C) Oncor’s or Oncor Holdings’ issuance of cash dividends as permitted by their respective LLC Agreements, including Section 17 of the LLC Agreement of Oncor and Oncor Holdings or (D) distributions or other payments made of amounts received pursuant to Section 11 hereof if the Purchase Transactions are not consummated and this Letter Agreement is terminated) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any of its equity interests or securities convertible or exchangeable into or exercisable for any of its equity interests, or any options, warrants, or other rights of any kind to acquire any such equity interests or such convertible or exchangeable securities;

(ix) repurchase, redeem, defease, cancel, prepay, forgive, issue, sell, incur, or announce, offer, place, or arrange for the incurrence of, or otherwise acquire any indebtedness for borrowed money or any debt securities or rights to acquire debt securities, of any Oncor Entity, or assume, guarantee or otherwise become responsible for such indebtedness of another Person (other than a wholly owned Subsidiary of Oncor) to the extent that, in each case, such action would (A) violate Oncor’s existing debt to equity capitalization ratio (60/40) as established by order of the PUCT, (B) violate any of Oncor’s existing debt agreements or (C) prevent, materially impair or materially delay the ability of Oncor Holdings or Oncor to fulfill their obligations under this Letter Agreement;

(x) (A) other than as previously disclosed, grant to any members of the board of directors, senior leadership team, or elected or appointed officers of the Oncor Entities, or contractors performing similar functions for the Oncor Entities, any increase in compensation or benefits other than in the ordinary course of business, (B) grant to any members of the board of directors, senior leadership team, or elected or appointed officers of the Oncor Entities, or contractors performing similar functions for the Oncor Entities, any increase in change in control, severance or termination pay other than in the ordinary course of business, (C) establish, adopt, enter into, amend in any material respect or terminate any Assumed Plan or related agreement thereunder (or any plan that would be an Assumed Plan if in existence on the date hereof (or related agreement thereunder)), in each case, other than in the ordinary course of business, (D) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Assumed Plan or related agreement thereunder (or any plan that would be an Assumed Plan if in existence on the date hereof (or related agreement thereunder)) other than as required by the terms (in existence on the date hereof) of such plan or agreement, (E) grant any new awards, or enhance any outstanding awards, under any Assumed Plan or related agreement thereunder (or any plan that would be an Assumed Plan if in existence on the date hereof (or related agreement thereunder)) other than in the ordinary course of business, or (F) other than the proposed amendments or extensions to the agreement with The International Brotherhood Of Electrical Workers, Local Union No. 69 (it being understood that, to the extent that there are material changes to the terms of such proposed amendment and extension as previously disclosed, Oncor will promptly inform Purchasers of such changes), enter into or amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization, except in the case of the foregoing clauses (A) through (F) for actions required pursuant to the terms of any Benefit Plan or related agreement thereunder in effect on the date hereof, or in accordance with the terms and conditions of this Letter Agreement or applicable Law;

(xi) make any material changes with respect to its financial accounting methods, principles, policies, practices or procedures, except as required by Law or by changes in U.S. generally accepted accounting principles;

(xii) other than with respect to (1) audits or other Tax Proceedings previously disclosed or (2) any action to accelerate the recognition of cancellation of indebtedness income that previously has been deferred pursuant to Section 108(i) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case, only and to the extent the foregoing would not materially adversely affect Parent, make (excluding any elections made (a) in the ordinary course of business or (b) under Section 168(k) of the Code) or change any material Tax election, change any material method of Tax accounting, settle or compromise any material

Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes (other than any power of attorney granted to the Company or an employee of the Company or the Company’s Affiliates), enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return, in each case, other than as required by Law; provided, however, that nothing in this Letter Agreement shall affect the rights of Oncor Holdings or Oncor under the Oncor TSA, including the ability of Oncor Holdings or Oncor to consent to any action to be taken by the Company pursuant to the Oncor TSA;

(xiii) other than as previously disclosed, waive, release, assign, settle or compromise any pending or threatened claim or Action against any of the Oncor Entities (A) for an amount in excess of $10,000,000 or (B) that entails the acceptance or imposition of any material restrictions on the business or operations of any of the Oncor Entities;

(xiv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any asset, product line or business of the Oncor Entities with a fair market value in excess of $5,000,000, in the aggregate, other than (A) in the ordinary course of business consistent with past practice or (B) any mortgage, pledge or similar encumbrance granted pursuant to any Oncor Entity’s existing secured debt facilities and indentures or otherwise in connection with any incurrence of debt permitted by Section 3(a)(ix) above;

(xv) other than as previously disclosed, or unless otherwise permitted pursuant to this Section 3(a) or otherwise in the ordinary course of business, enter into, terminate (other than at the end of its term) or materially amend any Oncor Material Contract or Contract that, if in effect on the date hereof, would be an Oncor Material Contract; or waive any material contractual right of any of the Oncor Entities or liability or obligation owing to any Oncor Entity under any Oncor Material Contract (for purposes of this clause (xv), the term “Oncor Material Contract” means any Contract, other than a Benefit Plan, that (A) would be required to be filed by Oncor as a “material contract” as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act or (B) imposes any material restriction on the right of an Oncor Entity to compete with any other Person or to engage or compete in any line of business or in any geographic area);

(xvi) other than as previously disclosed, enter into any Contract that contains a change of control or similar provision that would (A) be an Oncor Material Contract or (B) require a payment in excess of $5,000,000 to any Person counterparty thereto, in each case in connection with the consummation of the Purchase Transactions that would not otherwise be due;

(xvii) materially deviate from executing the 2015-2016 Plan, except to the extent any such deviation (A) is reasonably necessary or advisable in response to natural disasters, acts of God, fires, terrorist attacks, or changes in regulatory requirements, (B) arises from third party transmission cost of service updates or adjustments, changes in tax Law, revenue changes due to weather, pension obligations related to third party actuarial analyses or fluctuations in electricity usage or demand, or (C) is carried out pursuant to a Governmental Request or Order, provided that Oncor and Oncor Holdings shall provide Parent with prior notice if reasonably practicable (or, to the extent permitted under Section 3(b) or to the extent prior notice is not reasonably practicable, subsequent notice) of any deviation carried out as permitted in accordance with clause (A), (B) or (C);

(xviii) fail to maintain in full force and effect material insurance policies covering any Oncor Entity and its respective properties, assets and businesses in a form and amount consistent with past practice; provided, however, that nothing herein shall impair or restrict Oncor Holdings and Oncor from determining, in their reasonable commercial judgment, the form or amount of such insurance; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding anything in clauses (i) through (xix) of Section 3(a) to the contrary, in order (i) to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety, the Environment or material property, equipment or other assets or (ii) to comply with or otherwise appropriately respond to any Governmental Request or Order, any Oncor Entity may take reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to Section 3(a); provided, however, that Oncor and Oncor Holdings shall provide Parent with notice of such emergency situation or Governmental Request or Order as soon as reasonably practicable after obtaining Knowledge thereof.

(c) Nothing contained in this Letter Agreement is intended (i) to give either Purchaser, directly or indirectly, the right to control or direct the operations of any Oncor Entity prior to the Purchase Closing Date or (ii) modify or amend the obligations of the parties under either LLC Agreement.

Section 4. Alternative Proposals.

(a) Notwithstanding anything to the contrary herein, except as specifically permitted by Section 4(c) with respect to a Permitted Alternative Proposal, during the Interim Period, Oncor Holdings and Oncor shall not, shall cause each of their respective Subsidiaries not to, and shall use their commercially reasonable efforts to cause the directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives of any Oncor Entity (collectively, “Representatives”) not to, (i) initiate, solicit, propose, knowingly encourage or knowingly induce, the submission of, any Alternative Proposal; provided, however, that an Oncor Entity may respond to communications from (without otherwise limiting the provisions of this Section 4(a)) and make available public and non-public information to any equityholder or to any third party who makes or seeks to make an unsolicited Alternative Proposal so long as such Oncor Entity promptly provides or makes available to the Purchasers such non-public information made available to such equityholder or third party (to the extent it has not already been provided or made available to the Purchasers); (ii) enter into, maintain or continue negotiations with any Person with respect to, any Alternative Proposal; or (iii) enter into any written letter of intent, agreement in principle or other agreement (whether or not legally binding) with respect to an Alternative Proposal. In addition, during the Interim Period, Oncor Holdings and Oncor shall promptly advise Parent in writing of any Alternative Proposal, including, unless prohibited by a separate agreement or applicable Law, the material terms and conditions of such Alternative Proposal (including any subsequent material amendment or modification to such material terms and conditions) and the identity of the Person making the same. Unless prohibited by a separate agreement or applicable Law, Oncor Holdings and Oncor shall keep Parent reasonably informed on a reasonably current basis of the status and material details (including material amendments or proposed amendments) of any Alternative Proposal. During the Interim Period, neither Oncor Holdings nor Oncor shall enter into any agreement with any Person which prohibits any Oncor Entity from providing information to the Purchasers that they are expressly entitled to receive from Oncor Holdings or Oncor in accordance with this Section 4(a) unless such other Person consents to identifying and providing to counsel to the Purchasers (under a reasonably acceptable confidentiality agreement) the information contemplated under this Section 4(a); provided, that for all purposes of this Letter Agreement, the commercially reasonable efforts of Oncor Holdings and Oncor shall not include the expenditure of any fees or expenses or the undertaking of, or response to, any action, suit, claim, cause of action or other form of litigation.

(b) As of the date hereof, Oncor Holdings and Oncor represent that they are not in negotiations with any Persons with respect to any Alternative Proposal.

(c) Notwithstanding anything to the contrary contained in Section 4(a), any of Oncor Holdings and Oncor and their Subsidiaries may, upon the request of the Company or EFIH, (i) negotiate with stakeholders of the Debtors, facilitate and document the terms of a Permitted Alternative Proposal and (ii) enter into an agreement or agreements with the stakeholders of the Debtors regarding support for and/or financing of such Permitted Alternative Proposal; provided, however, that the Oncor Entities shall use commercially reasonable efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by the applicable Oncor Entities of a Permitted Alternative Proposal and (y) to enter into confidentiality agreements with any counterparty to any agreement regarding support for and/or financing of a Permitted Alternative Proposal, which confidentiality agreement provides that the existence and terms of such Alternative Proposal shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable Law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by the applicable Oncor Entities in their sole and absolute discretion.

(d) Notwithstanding anything to the contrary contained in Section 4(c), such provisions shall not be construed to permit, and Oncor Holdings and Oncor and their Subsidiaries shall not, and shall use their commercially reasonable efforts to cause their respective Representatives not to, make or support any filings with or submissions or inquiries to any Governmental Entity, including the PUCT, the FCC and the FERC, or make or support any public statements with respect to any Alternative Proposal or any Permitted Alternative Proposal at any time during the Interim Period; provided, however, that the Oncor Entities and their Representatives may (i) respond to requests, communications, or directives received from any Governmental Entity, whether in writing or otherwise, with respect to any Alternative Proposal or Permitted Alternative Proposal, and (ii) take such action as required or requested by Governmental Request or Order with respect to such Alternative Proposal or Permitted Alternative Proposal. The Oncor Entities shall, unless otherwise prohibited by Law, provide prompt notice to the Purchasers of any requests, communications or directives received by them of the type described in clause (i) or (ii) above and keep the Purchasers reasonably informed on a reasonably prompt basis of material developments in connection therewith to the extent not prohibited by applicable Law or confidentiality agreements with third parties.

(e) For purposes of this Letter Agreement:

(i) “Alternative Proposal” means any bona fide inquiry, proposal, expression of interest or offer from or by a Person other than the Purchasers or their respective representatives (or, to the extent that the Purchasers consent in writing to any Affiliate of the Purchasers being treated in the same manner as the Purchasers, any such Affiliate of the Purchasers) with respect to (i) a merger, acquisition, consolidation, dissolution, liquidation, winding up, reorganization, tender offer, recapitalization, plan of reorganization or liquidation, joint venture, partnership, restructuring, asset purchase, share purchase, share exchange, business combination or similar transaction regarding the Company, EFIH, Oncor Holdings or Oncor or one or more of their Subsidiaries or any of their assets, properties or businesses, (ii) any other transaction in which any Person would acquire in any manner any direct or indirect equity interests in Oncor Holdings or Oncor or any of their assets, properties or businesses or (iii) any other transaction that is inconsistent in any material respect with, or an alternative that prevents consummation of, the Purchase Transactions.

(ii) “Permitted Alternative Proposal” means any inquiry, proposal or offer from or by a Person other than the Purchasers which constitutes an Alternative Proposal but with respect to which members of Oncor who hold at least a majority of the outstanding units representing limited liability company interests in Oncor have delivered to Oncor Holdings and Oncor (with a copy to the Purchasers) a written notice (i) requesting that Oncor enter into, maintain or continue discussions or negotiations with one or more third parties and (ii) certifying that, in the case of a notice delivered by Oncor Holdings, the Company and EFIH are permitted to cause Oncor Holdings to deliver such request under the terms of the Merger Agreement and Plan Support Agreement.

Section 5. Filings; Other Actions; Notification.

(a) Cooperation.

(i) Subject to the terms and conditions set forth in this Letter Agreement, the Oncor Entities shall use their respective commercially reasonable efforts to cooperate with and assist the Purchasers and to take or cause to be taken all actions, and to do or cause to be done, and assist and cooperate with the Purchasers in doing, all things reasonably requested by the Purchasers to negotiate, prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and assist the Purchasers in obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in connection with the Purchase Transactions.

(ii) Subject to the terms and conditions set forth in this Letter Agreement and subject to approval of the application by the board of directors of Oncor, each party hereto shall use its commercially reasonable efforts to file with the FERC a joint application for the FERC Approval as promptly as reasonably practicable, but in no event later than September 23, 2015; provided, however, that to meet such filing date, each party shall have furnished to the other parties in a timely fashion, all documents, pleadings, testimony and other information sufficient for the FERC filing to be made.

(iii) Subject to the terms and conditions set forth in this Letter Agreement and subject to approval of the filing by the board of directors of Oncor, each party hereto shall use its commercially reasonable efforts to submit to the PUCT a single, integrated filing (on behalf of the parties) in which the Purchasers will seek prior approval by the PUCT of the Purchase Transactions (the “PUCT Filing”), as promptly as reasonably practicable, but in no event later than September 23, 2015; provided, however, that to meet such filing date, each party shall have furnished to the other parties in a timely fashion, all documents, pleadings, testimony and other information sufficient for the PUCT Filing to be made.

(iv) In connection with any PUCT Filing or application submitted to the FCC or FERC with respect to the Purchase Transactions (together, the “FCC/FERC Applications” and, together with the PUCT Filing, the “Applications”), Oncor Holdings and Oncor shall not be required to endorse, or cause any of their Subsidiaries to endorse, as their or their Subsidiaries’ own strategy or take actions to support any modification of their or their Subsidiaries’ strategy and business plan that Oncor Holdings or Oncor, as applicable, determines in good faith that it would not support as being in the best interest of Oncor if the Purchase Transactions were not to be completed; provided, however, that nothing in this Section 5(a)(iv) shall affect any Oncor Entity’s obligation to include the Key Regulatory Terms, as applicable, in the Applications. Nothing contained in this Section 5(a)(iv) is intended to give Parent or OV2, directly or indirectly, the right to control or direct any Oncor Entity’s operations.

(v) Each of Oncor and Oncor Holdings agrees that (A) the Applications shall include the information concerning the Purchase Transactions, the Oncor Entities, and the Purchasers required by applicable Laws of the State of Texas and such other jurisdictions as may be mutually determined by Oncor Holdings, Oncor and the Purchasers, as the case may be, (B) the Applications and any amendments or supplements thereto shall include the key terms and undertakings set forth in Exhibit C attached hereto (the “Key Regulatory Terms”) to the extent applicable to such Applications and the jurisdictions relevant thereto and such additional agreements or commitments as the Purchasers believe, in consultation with the Oncor Entities, are advisable to obtain the PUCT Approval, FERC Approval or FCC Approval, (C) it will cooperate with the efforts of the Purchasers to seek approval of the Key Regulatory Terms and (D) no Oncor Entity shall accept any agreements, commitments or conditions in connection with the Purchase Transactions pursuant to any settlement or other agreement with any Governmental Entity without the prior written consent of Parent.

(vi) Subject to the terms and conditions set forth in this Letter Agreement, each party hereto shall appear formally (including by providing testimony) or informally before any Governmental Entity if reasonably requested by the other parties hereto or required by such Governmental Entity in connection with any filings contemplated by this Letter Agreement.

(vii) Subject to applicable Law and clauses (a)(v) and (e) of this Section 5 relating to the exchange of information and the protection of legal privilege, each of the parties hereto shall provide the other parties hereto a reasonable opportunity to review in advance and, to the extent practicable, each will consult with the other parties hereto on and consider in good faith the views of the other parties hereto in connection with, all material information relating to the Oncor Entities that appears in any filing made with, or written materials submitted to, or oral presentations made to any Governmental Entity in connection with the Purchase Transactions. In exercising the foregoing rights and performing the foregoing obligations, each party hereto shall act reasonably and as promptly as reasonably practicable.

(viii) Each party hereto agrees not to schedule, to the extent reasonably practicable, any substantive meetings or substantive communications with the PUCT or the FERC regarding the Purchase Transactions without giving the other parties hereto or their respective Representatives a reasonable opportunity to participate in such meeting or communication to the extent permitted by such Governmental Entity, and in any event the parties hereto shall keep each other reasonably apprised of all material substantive communications with Governmental Entities of which such party is aware regarding the Purchase Transactions.

(ix) The Oncor Entities shall use their commercially reasonable efforts to cooperate with respect to Purchasers’ efforts to obtain the Private Letter Ruling requested in the Ruling Request.

(x) Nothing in this Section 5(a) shall (A) prevent, limit or restrict an Oncor Entity or its Affiliates from interacting, communicating or making filings or applications with, or resolving any investigation or other inquiry of, any agency or other Governmental Entity in the ordinary course of business consistent with past practice or (B) require an Oncor Entity or any officer, director, employee or Representative of an Oncor Entity to take any action that would violate any applicable Law or rule of any Governmental Entity. For avoidance of doubt, Oncor shall prepare, present and have final approval over any testimony or presentations that will be proffered or given to any Governmental Entity by any Oncor officers, directors, employees or representatives and any responses to discovery, Oncor pleadings, any presentation of evidence, or other communications between any Oncor Entity and any Governmental Entity, including in connection with the filings referenced in clauses (ii) through (iv) above (except that such filings shall be prepared in accordance with and contain the provisions required by the applicable provisions of this Section 5).

(xi) Notwithstanding anything herein to the contrary, if the Merger Agreement has been terminated, each of Oncor and Oncor Holdings may defer performance of its obligations under this Section 5(a) or may withdraw any application or filing previously made by Oncor. Further, Oncor shall be entitled, following notice to and consultation with the Purchasers, to withdraw any application or filing previously made by Oncor with any Governmental Entity pursuant to this Section 5 in compliance with any Governmental Request or Order, provided that Oncor’s Board of Directors determines it would be prudent to withdraw any such application or filing.

(b) Information. Subject to applicable Laws and Section 5(e), Oncor and Oncor Holdings, on the one hand, and the Purchasers, on the other hand, shall, upon request by the other, furnish such party with all reasonably requested information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any Purchaser, Oncor or Oncor Holdings or any of their respective Subsidiaries to or with any third party and/or any Governmental Entity in connection with the Purchase Transactions.

(c) Status. Subject to applicable Laws and Section 5(e), and the instructions of any Governmental Entity, Oncor and Oncor Holdings shall keep the Purchasers reasonably apprised of the status of the filings and applications made pursuant to this Section 5, including, upon reasonable request, promptly furnishing the other parties with copies of notices or other communications received by any party hereto from any Governmental Entity with respect to the Purchase Transactions.

(d) Notwithstanding the obligations set forth in this Section 5, but subject to the other obligations set forth in this Letter Agreement, Parent and OV2 shall make all determinations with respect to any term or condition in connection with obtaining the FCC Approval, the FERC Approval and the PUCT Approval or any approval or consent of a Governmental Entity sought by the Purchasers in connection with the Purchase Transactions (whether arising due to a change in Law after the date of this Letter Agreement or otherwise). In addition, each of Oncor Holdings and Oncor acknowledges and agrees that the Purchasers shall have the right to approve or disapprove of any settlement with respect to the FCC Approval, the FERC Approval, and the PUCT Approval.

(e) Notwithstanding the foregoing, all information disclosed pursuant to this Section 5 shall be subject to the Confidentiality Agreements and nothing in this Section 5 shall require any party (i) to violate any of its binding obligations with respect to confidentiality, (ii) to disclose any privileged information or (iii) to violate any applicable Governmental Request or Order; provided, that, as applicable, each party shall, to the extent permitted by applicable Law, provide notice to other parties that any information is being withheld pursuant to this provision and shall use their respective commercially reasonable efforts to find a mutually agreeable solution to any such confidentiality and/or privilege concerns.

Section 6. Access and Reports. Subject to applicable Law, upon reasonable notice, each of Oncor Holdings and Oncor shall, and each shall cause its Subsidiaries to, afford the officers and other Representatives of Parent reasonable access, during normal business hours throughout the Interim Period, to its executive officers, properties, books, contracts and records and, during such period, each of Oncor Holdings and Oncor shall, and each shall cause its Subsidiaries to, furnish to Parent information in its control concerning its business, properties, facilities, operations and personnel as Parent reasonably requests, in each case solely to the extent reasonably necessary to effect the Purchase Transactions; provided that no investigation pursuant to this Section 6 shall (a) unreasonably interfere with the ongoing operations of any Oncor Entity or (b) affect or be deemed to modify any representation or warranty made by an Oncor Entity herein; and provided, further, that the foregoing shall not require any Oncor Entity to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of such Oncor Entity would result in the disclosure of any trade secrets of third parties or violate any of its or any of its Subsidiaries’ obligations with respect to confidentiality if such Oncor Entity shall have used commercially reasonable efforts to furnish such information in a manner that does not result in any such disclosure or violation, including obtaining the consent of such third party to such inspection or disclosure, (ii) disclose any privileged information of the Oncor Entities if such Oncor Entity shall have used commercially reasonable efforts to furnish such information in a manner that does not result in the loss of such privilege, (iii) permit any invasive environmental investigation or sampling, including a Phase II environmental assessment or (iv) require disclosure of information that it reasonably determines is competitively sensitive information, including detailed information with respect to transmission development projects, or relates to facilities and infrastructure security procedures. All requests for information made pursuant to this Section 6 shall be directed to Miller Buckfire & Co. or the individuals set forth in Exhibit D. All such information shall be governed by the terms of the Confidentiality Agreements, which, notwithstanding anything to the contrary therein, shall remain in effect until the Purchase Closing Date in accordance with their terms (but shall terminate and cease to be of any further force or effect on such date as the Purchasers acquire, directly or indirectly, all of the outstanding equity interests in the Oncor Entities).

Section 7. Publicity. The Oncor Entities and the Purchasers shall consult with each other prior to issuing any press releases or making any public announcements with respect to this Letter Agreement or any filings with the Securities and Exchange Commission or submissions to the Bankruptcy Court that specifically relate to this Letter Agreement; provided, however, that nothing herein shall restrict or otherwise limit any party from making any disclosures that such party determines is required by applicable Law.

Section 8. Employee Benefits.

(a) During the period commencing at the Purchase Closing Date and ending on (x) the second anniversary of the Purchase Closing Date (if the Purchase Closing Date occurs prior to or on June 30, 2016) or (y) December 31 following the first anniversary of the Purchase Closing Date (if the Purchase Closing Date occurs after June 30, 2016) (as applicable, the “Continuation Period”), the Surviving Company shall provide (if applicable), or its applicable Affiliates shall cause OEDC to provide, and cause the Manager to provide, as applicable (OEDC or the Manager, as applicable, being referred to in this Section 8 as the “Post-Closing Employer”), and subject to Section 8(g), to each individual who is an employee of Oncor prior to and as of the Purchase Closing Date (each, an “Oncor Employee”) with (i) a base salary or wage rate that is no less favorable than that provided to such Oncor Employee immediately prior to the Purchase Closing Date, (ii) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to such Oncor Employee immediately prior to the Purchase Closing Date and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to such Oncor Employee immediately prior to the Purchase Closing Date. During the Continuation Period, the Surviving Company shall not, or its applicable Affiliates shall cause each Post-Closing Employer not to, implement any material involuntary workforce reductions of the Oncor Employees, other than employees that hold the office of senior vice president or greater with Oncor or Oncor Holdings.

(b) At the Purchase Closing Date, the Surviving Company shall (if applicable), or its applicable Affiliates shall (through actions in connection with the Oncor Restructuring) cause each Post-Closing Employer to, assume, maintain and honor in accordance with their terms all of the Oncor Entities’ employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements (including any change in control severance agreement or other arrangement between an Oncor Entity and any Oncor Employee) maintained by an Oncor Entity, in each case, as in effect at the Purchase Closing Date, including with respect to any payments, benefits or rights arising as a result of the Purchase Transactions (either alone or in combination with any other event); provided that, subject to clauses (a) and (e) of this Section 8, nothing herein shall prevent the amendment or termination of any such plans, policies, programs, agreements or arrangements in accordance with their terms and the Surviving Company, Oncor Holdings, Oncor and each Post-Closing Employer, as applicable, shall each continue to have any rights, privileges or powers reserved for them under any such plans, policies, programs, agreements or arrangements.

(c) Notwithstanding any other provision of this Section 8 with respect to any Oncor Employee immediately following the Purchase Closing Date whose terms and conditions of employment are covered by a collective bargaining agreement between an Oncor Entity and a labor union immediately prior to the Purchase Closing Date, the terms and conditions of such Oncor Employee’s employment shall be governed by the terms of the applicable collective bargaining agreement, as may be modified from time to time.

(d) Each party hereto hereby acknowledges that, with respect to any employee that holds the office of senior vice president or greater, a “change in control” or “change of control” within the meaning of each applicable Assumed Plan will occur as a result of the consummation of the Purchase Transactions, and that any termination by Oncor or a Post-Closing Employer (including, if applicable, the Surviving Company) in connection with the Purchase Closing Date shall constitute a “termination without cause.”

(e) In the event that any Oncor Employee becomes a participant in any employee benefit plan of the Surviving Company or its Subsidiaries or of a Post-Closing Employer in connection with the Purchase Transactions or at any time during the Continuation Period, the Surviving Company shall cause (if applicable), or its applicable Affiliates shall (through actions in connection with the Oncor Restructuring) cause such Post-Closing Employer to cause, any employee benefit plans in which such Oncor Employee is entitled to participate to take into account, for purposes of eligibility and vesting thereunder, service of such Oncor Employees with Oncor Holdings or Oncor or another entity, consistent with the manner in which Oncor credits service as of the date of this Letter Agreement, as applicable, prior to the Purchase Closing Date as if such service were with such the Surviving Company (if applicable) or such Post-Closing Employer, to the extent provided in accordance with the terms of such employee benefit plans (except (i) with respect to any Oncor Employee who incurs a break in service following the Purchase Closing Date and is subsequently rehired, such service will only be credited to the extent such service would have been credited and/or restored in accordance with the terms of a comparable benefit plan immediately prior to the Purchase Closing Date, (ii) to the extent it would result in (A) a duplication of benefits, (B) benefit accruals under any defined benefit pension plan (other than utilizing such years of service in order to satisfy any requirements for future benefit accrual only under any defined benefit pension plan), or (C) service accrual for any purpose under any post-retirement welfare benefit plan).

(f) The Purchasers shall promptly, and prior to the PUCT Filing (to the extent required for purposes of the preparation of such filing), consult with Oncor concerning the assignment and employment of Oncor Employees (individually or by group), departments and/or functions to any Post-Closing Employer in connection with preparing for the Oncor Restructuring.

(g) The provisions of this Section 8 are solely for the benefit of the parties to this Letter Agreement, and no Oncor Employee or former Oncor Employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Letter Agreement, and nothing herein shall (i) be construed as an amendment to any Benefit Plan for any purpose, (ii) give any Oncor Employee or former Oncor Employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 8 or (iii) obligate the Surviving Company, Oncor Holdings, Oncor, each Post-Closing Employer or any of their respective Affiliates (A) to, subject to Section 8(a)(iii) and as provided in the Amended and Restated Split Participant Agreement, maintain any particular benefit plan, (B) to retain the employment of any particular employee or (C) to refrain from promoting or demoting any particular employee (or otherwise refrain from reassigning such employee to a new position).

(h) Notwithstanding anything herein to the contrary, Purchasers agree to include commitments to comply with the provisions of Section 8(a), (b), (c), (d) and (e) in the commitments made by it in connection with the PUCT Filing.

Section 9. Split Participant Agreement. The parties to this Letter Agreement shall continue to negotiate in good faith regarding an Amended and Restated Split Participant Agreement.

Section 10. Indemnification; Directors’ and Officers’ Insurance.

(a) Nothing herein shall impair or restrict the ability of any Oncor Entity to honor and perform any of its indemnification obligations to any Representative under any Contract.

(b) Effective as of the Purchase Closing Date, the Surviving Company will (i) assume and agree to perform all obligations of the Oncor Entities under any indemnification agreement between any Indemnified Party and an Oncor Entity previously disclosed to the Purchasers in the same manner and to the same extent the applicable Oncor Entity would be required to perform under such agreements and (ii) cause Oncor and Oncor Holdings to comply with the indemnification obligations and exculpation provisions in the LLC Agreements as in effect as of date hereof.

(c) Nothing contained in this Letter Agreement shall be construed to prohibit the Oncor Entities from obtaining, with the approval of their respective boards of directors, and fully paying the premium for the extension of (i) the directors’ and officers’ liability coverage of the Oncor Entities’ existing directors’, managers’ and officers’ insurance policies, and (ii) Oncor’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Purchase Closing Date with respect to any claim related to any period of time at or prior to the Purchase Closing Date, which policies may be issued by an insurance carrier selected by the Oncor Entities and may contain terms, conditions, retentions and limits of liability that are acceptable to the Oncor Entities in their sole discretion with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of any of the Oncor Entities by reason of him or her serving in such capacity that existed or occurred at or prior to the Purchase Closing Date (including in connection with this Letter Agreement or the transactions or actions contemplated hereby).

(d) If, after the Purchase Closing Date, the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, the Surviving Company or its successors or assigns shall make, to the extent not provided for under applicable Law, proper provisions so that the successors and assigns of the Surviving Company, as the case may be, assume all of the obligations of the Surviving Company set forth in this Section 10.

(e) The provisions of this Section 10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 10 shall be in addition to any rights such Indemnified Parties may have under the certificate of formation, operating agreement or comparable governing documents of any Oncor Entity, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Purchase Closing Date and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of formation, operating agreement or comparable governing documents of any Oncor Entity or the Company or any existing indemnification agreement between such Indemnified Party and any of the foregoing shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party with respect to any acts or omissions occurring at or prior to the Purchase Closing Date.

(g) To the extent that any Indemnified Parties are entitled to indemnification under both this Letter Agreement and any other contract, agreement or instrument (including the certificate of formation, operating agreement or comparable governing documents of any Oncor Entity or the Company or any indemnification agreement between such Indemnified Party and any of the foregoing) in respect of any services performed by such Indemnified Party as a director, manager, or officer of any of the Oncor Entities, the fact that any such contract, agreement or instrument also provides for indemnification of such Indemnified Parties shall not be construed to diminish or otherwise limit any right or remedy granted to such Indemnified Parties hereunder.

Section 11. Expenses. If the Purchase Transactions are consummated, all reasonable, documented out-of-pocket costs and expenses of the Oncor Entities, including those of its Representatives, incurred after the date hereof in connection with this Letter Agreement and the performance by the Oncor Entities of their obligations hereunder shall be paid by the Surviving Company. If the Purchase Transactions are not consummated and this Letter Agreement is terminated, twenty percent (20%) of all reasonable, documented out-of-pocket costs and expenses referred to in the immediately preceding sentence that are incurred during the Interim Period shall be reimbursed by the Purchasers concurrently with the termination of this Letter Agreement; provided, however, that the amount of costs and expenses that the Purchasers shall be obligated to reimburse pursuant to this sentence shall not in the aggregate exceed $5,000,000 (or such greater amount to which the Purchasers may agree in writing after the date hereof).

Section 12. Notice of Current Events.

(a) At all times during the Interim Period, each of the parties hereto shall notify the other parties hereto orally and in writing upon: (i) receipt of any written communication from any Person that is a party to an Oncor Material Contract alleging that the consent of such Person (or another Person) is required in connection with the Purchase Transactions; (ii) becoming aware of any occurrence, or non-occurrence, of any event that, individually or in the aggregate, would cause any of the representations or warranties of such party or parties contained in this Letter Agreement to be untrue or inaccurate in any material respect; or (iii) becoming aware of any failure of any such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Letter Agreement.

(b) Parent shall notify Oncor Holdings and Oncor in writing as promptly as practicable (but in no event later than 24 hours) after the termination of the Merger Agreement by any party thereto.

Section 13. Debt Financing.

(a) During the Interim Period, Oncor Holdings and Oncor each agree to use commercially reasonable efforts to provide, and to use commercially reasonable efforts to cause their Subsidiaries and their respective officers and Representatives to provide, commercially reasonable cooperation in connection with the arrangement of the Debt Financing, which shall be limited to the following: (i) participation by appropriate members of senior management of the Oncor Entities, which participation will be limited to providing Oncor financial and operational information in meetings, presentations, road shows, due diligence sessions, and sessions with prospective lenders, investors and rating agencies, in each case, at mutually agreeable times and locations and upon reasonable notice, (ii) providing information in its control to Purchasers that is necessary for Purchasers to prepare materials to rating agencies and rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing and/or Bond Financing, together with customary authorization letters authorizing the distribution of Oncor information to prospective lenders or investors, (iii) furnishing all financial statements described in paragraph 5 of Exhibit D to the Debt Commitment Letter, as in effect on the date hereof and (A) all information and data reasonably required by Purchasers to prepare all pro forma financial statements required in connection with the Debt Financing, as well as (B) all financial statements and financial data of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for offerings of debt securities on a registration statement on Form S-3 under the Securities Act, including all information required to be incorporated therein (subject to exceptions customary for a private Rule 144A offering involving high-yield debt securities and in no event shall Oncor Holdings or Oncor be required to provide financial information otherwise required by Rule 3-10 (other than customary qualitative disclosure with respect thereto) and Rule 3-16 of Regulation S-X (or any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K) that would not be reasonably necessary for the independent accountants to deliver customary “comfort” (including as to “negative assurance” comfort and change period)), in connection with the Debt Financing (the information required to be delivered pursuant to this clause (iii) being referred to as “Required Financial Information”), (iv) using commercially reasonable efforts to assist Parent and the Lenders or their respective Affiliates in obtaining corporate, facilities and securities ratings, as applicable, in connection with the Debt Financing prior to the launch of general syndication of the Debt Financing, (v) providing information in its control that is necessary for the preparation of customary schedules and exhibits in connection with the Debt Financing, (vi) causing Oncor’s independent auditors to cooperate in connection with the Debt Financing (including providing accountants’ comfort letters and consents from Oncor’s independent auditors to the extent required by the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing) and (vii) otherwise assisting Parent to satisfy any express conditions precedent to the Debt Financing which require Oncor information, provided that with respect to the foregoing clauses (i)-(vii), (A) Oncor shall not be required to endorse any particular strategy or structure, (B) the Purchasers shall be responsible for any projections, (C) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Oncor Entity and (D) no Oncor Entity shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing. Nothing contained in this Section 13 or otherwise shall require any Oncor Entity to be an issuer or other obligor with respect to the Debt Financing.

(b) Notwithstanding anything herein to the contrary, none of the Oncor Entities or their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 13 or any information utilized in connection therewith. The Purchasers shall indemnify and hold harmless the Oncor Entities and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 13 and any information utilized in connection therewith (other than Costs arising from any untrue statement of a material fact in information provided by any Oncor Entity, or any omission of a material fact required to be stated in such information or necessary in order to make such information not misleading). Parent shall, promptly upon request of Oncor Holdings or Oncor, reimburse any Oncor Entity for all reasonable and documented out-of-pocket costs and expenses incurred by such Oncor Entity (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 13. Each of Oncor Holdings and Oncor hereby consents to the use of the logos of the Oncor Entities in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any Oncor Entity or the reputation or goodwill of any Oncor Entity.

Section 14. IPO Conversion; Oncor Restructuring.

(a) The Oncor Entities acknowledge that the Purchasers have advised it that, under the terms of the Merger Agreement, the Company has agreed to deliver notice to the Oncor Entities of its intention to pursue an IPO Conversion.

(b) Without modifying the obligations of the Oncor Entities otherwise contained in this Letter Agreement, Oncor hereby agrees to cooperate with Parent and provide Parent with such information within Oncor’s control as is reasonably necessary for Parent to prepare or plan for the actions to be required by the IPO Conversion Plan (including the Oncor Restructuring) as and when reasonably requested by Parent, which cooperation includes (i) evaluating the Oncor assets and identifying and developing the assets to be transferred to OEDC, (ii) preparing financial models with respect to the operations of Oncor AssetCo and OEDC following the Oncor Restructuring and (iii) assisting in the preparation of the OEDC leases and other documents to be prepared in order to effectuate the Oncor Restructuring. Subject to any existing obligations that the Oncor Entities or their members may have under the applicable provisions of the Investor Rights Agreement and the 2007 Separation Agreement, the parties to this Letter Agreement acknowledge that the Oncor Entities have not agreed to approve or to implement the IPO Conversion Plan and/or the Oncor Restructuring.

(c) During the Interim Period, each of the Oncor Entities shall, and shall cause each of their respective Representatives to, provide all assistance and cooperation reasonably requested by Parent in connection with the preparation of the Registration Statement and the Prospectus and to use their respective commercially reasonable efforts (i) to cause appropriate officers, agents and employees of the Oncor Entities (A) to assist with the preparation of the Registration Statement, the Prospectus and other offering documents, projections and similar documents in connection therewith, (B) to furnish Parent with, and authorize the inclusion in the Registration Statement and the Prospectus of, financial statements and operating, financial and other pertinent information regarding the Oncor Entities as may be reasonably requested by Parent to consummate the Rights Offering and the registration of the Parent Common Shares pursuant to the Registration Statement, (C) to participate in a reasonable number of customary due diligence and drafting sessions with Parent and its Representatives, (D) to participate in meetings with creditors of the Debtors to whom Parent Common Shares are offered in the Rights

Offering, if requested by Parent, which participation will be limited to providing Oncor financial and operational information at such meetings and (E) to take such other actions within its control as are necessary for Parent to seek consummation of the Rights Offering and the registration of the Parent Common Shares, and (ii) to cause the independent certified public accountants of the Oncor Entities to provide assistance to Parent, including providing consent, on a customary basis, to Parent to use their audit reports relating to the Oncor Entities and to provide any necessary “comfort letters” and to prepare and deliver other customary documents and instruments.

(d) The Purchasers shall, jointly and severally, indemnify and hold harmless the Oncor Entities and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with (i) this Section 14 or (ii) the IPO Conversion Plan, other than, in each case, (A) any Costs arising from a breach by any Oncor Entity of its obligations under this Letter Agreement (including under this Section 14) with respect to such matters, (B) any out-of-pocket costs and expenses of the Oncor Entities incurred in connection with this Letter Agreement that would trigger reimbursement by the Purchasers under the second sentence of Section 11 but for which such amounts exceed the cap included in that sentence (without affecting the Purchasers’ obligations under Section 13(b) or this Section 14(d) to indemnify the Oncor Entities and their respective Representatives from and against other forms of Costs provided therein), and (C) any Costs that (x) are incurred in connection with the actions provided for in Section 14(c) and (y) arise from any untrue statement of a material fact in information provided by any Oncor Entity, or any omission of a material fact required to be stated in such information or necessary in order to make such information not misleading.

(e) Notwithstanding clauses (a) through (c) of this Section 14, (A) Oncor shall not be required to endorse any particular strategy or structure in connection with the IPO Conversion Plan or the Oncor Restructuring, (B) the Purchasers shall be responsible for any projections included in the Registration Statement and the Prospectus, (C) any cooperation requested by the Purchasers pursuant to this Section 14 shall not unreasonably interfere with the ongoing operations of any Oncor Entity and (D) no Oncor Entity shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Rights Offering. Nothing contained in this Section 14 or otherwise shall require any Oncor Entity to be an issuer or other obligor with respect to the Rights Offering.

Section 15. Headquarters. From and after the Purchase Closing Date, the Surviving Company shall cause the Oncor Entities to maintain their headquarters in Dallas, Texas.

Section 16. Miscellaneous.

(a) Survival. This Section 16 and the covenants and agreements of the parties hereto contained in Section 8 (Employee Benefits), Section 10 (Indemnification; Directors’ and Officers’ Insurance), Section 11 (Expenses), Section 13(b) (Debt Financing), Section 14(d) (IPO Conversion; Oncor Restructuring) and Section 15 (Headquarters) shall survive the consummation of the Purchase Transactions. This

Section 16 and the covenants and agreements of the parties hereto contained in the last sentence of Section 6 (Access and Reports), Section 11 (Expenses), Section 13(b) (Debt Financing), Section 14(d) (IPO Conversion; Oncor Restructuring) and the Confidentiality Agreements shall survive the termination of this Letter Agreement. Subject to the foregoing, all other representations, warranties, covenants and agreements in this Letter Agreement shall not survive the consummation of the Merger.

(b) Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Purchase Closing Date, the parties hereto may modify or amend this Letter Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

(c) Counterparts. This Letter Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

(d) GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(i) THIS LETTER AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS LETTER AGREEMENT OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY HERETO, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (A) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas County, Texas in any action or proceeding arising out of or relating to this Letter Agreement, (B) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (C) agrees not to bring any action or proceeding arising out of or relating to this Letter Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Letter Agreement or the Purchase Transactions in any court specified in accordance with the provisions of this Section 16(d)(i). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 16(e). Nothing in this Letter Agreement will affect the right of any party to this Letter Agreement to serve process in any other manner permitted by Law.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(d)(ii).

(e) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to Oncor Holdings or Oncor:

Oncor Electric Delivery Holdings Company LLC 1616 Woodall Rodgers Freeway Dallas, Texas 75202
Attention:	E. Allen Nye, Jr.
Kevin R. Fease
Email:	allen.nye@oncor.com
kevin.fease@oncor.com

with copies (which shall not constitute notice) to:

Jones Day 222 East 41st Street New York, New York 10017
Attention:	Corinne Ball
Email:	cball@jonesday.com

and

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention:	Patricia J. Villareal
Michael L. Davitt
Email:	pjvillareal@jonesday.com
mldavitt@jonesday.com

If to Parent or OV2:

Hunt Consolidated, Inc. 1900 North Akard Street Dallas, Texas 75201
Attention: David Hernandez
Email: DHernandez@huntconsolidated.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P. 2001 Ross Ave., Suite 600 Dallas, Texas 75201
Attention:	Geoffrey L. Newton
Luckey McDowell
Preston Bernhisel
Email:	geoffrey.newton@bakerbotts.com
luckey.mcdowell@bakerbotts.com
preston.bernhisel@bakerbotts.com

and

White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131
Attention:	Thomas E. Lauria
Email:	tlauria@whitecase.com

and

White & Case LLP 1155 Avenue of the Americas
New York, New York 10036
Attention:	Gregory Pryor
Email:	gpryor@whitecase.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

(f) Termination. This Letter Agreement may be terminated at any time prior to the closing of the Purchase Transactions, (i) by mutual written consent of the parties hereto; (ii) automatically, and without any action of any of the parties hereto, upon any valid termination of the Merger Agreement by any party thereto; (iii) by Oncor Holdings, if the Board of Directors of Oncor Holdings determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with this Letter Agreement would be inconsistent with its applicable fiduciary duties; or (iv) by Oncor, if the Board of Directors of Oncor determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with this Letter Agreement would be inconsistent with its applicable fiduciary duties.

(g) Entire Agreement. This Letter Agreement, the Confidentiality Agreements and the Guarantee embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. The parties hereby further represent that, in entering into this Letter Agreement (i) they have been represented and advised by counsel in connection with this Letter Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (ii) they are relying upon their own knowledge and the advice of counsel; (iii) they knowingly waive any claim that this Letter Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Letter Agreement; and (iv) they knowingly waive any right to rescind or avoid this Letter Agreement based upon presently existing facts, known or unknown.

(h) Severability. The provisions of this Letter Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Letter Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Letter Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(i) Assignment. This Letter Agreement shall not be assignable by operation of law or otherwise without the written consent of the non-assigning parties hereto. Any purported assignment in violation of this Letter Agreement is void.

(j) No Third Party Beneficiaries. Except as provided in Section 10 (Indemnification; Directors’ and Officers’ Insurance), Section 11 (Expenses), Section 13(b) (Debt Financing), Section 14(d) (IPO Conversion; Oncor Restructuring), Parent, OV2, Oncor Holdings and Oncor hereby agree that their respective covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Letter Agreement, and this Letter Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the covenants set forth herein. Without limiting the generality of the foregoing, the Company and EFIH shall not have any right to rely on or enforce any of the representations, warranties, covenants or agreements set forth herein.

(k) Specific Performance; Limitation of Damages. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance and injunctive relief (but not any other form of equitable relief) to prevent or remedy breaches of this Letter Agreement, without the proof of irreparable damage or any actual damages or losses whatsoever. Each party irrevocably agrees to waive any requirement for the security or posting of any bond in connection with such specific performance or injunctive relief. Prior to seeking an injunction pursuant to this Section 16(k), the party asserting that there has been or may be a breach of this Letter Agreement shall provide notice to the other party identifying any such breach, and if such breach is capable of being cured, the breaching party shall have ten (10) Business Days after receiving such notice to cure any such breach. Neither Oncor, Oncor Holdings, nor their Representatives shall be liable for monetary damages hereunder. Notwithstanding anything to the contrary in this Letter Agreement, in no event shall any party hereto be liable to any other party hereunder for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Letter Agreement.

(l) Interpretation; Construction. The headings herein are for convenience of reference only, do not constitute part of this Letter Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Letter

Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Letter Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Letter Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Letter Agreement shall refer to this Letter Agreement as a whole and not any particular provision of this Letter Agreement. The parties have participated jointly in negotiating and drafting this Letter Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Letter Agreement. As used herein, the phrase “previously disclosed” (and any variations thereof) shall refer to the applicable disclosure contained in (i) the Company Disclosure Letter delivered to the Purchasers by the Company in connection with the Merger Agreement and (ii) a disclosure letter delivered to the Purchasers on the date hereof in connection with this Letter Agreement, provided, in each case, that the relevance of such disclosure to the applicable provisions of this Letter Agreement is readily apparent from the face of such disclosure.

(m) Guarantee. Each Equity Commitment Party has executed and delivered to the Oncor Entities a Guarantee in favor of the Oncor Entities (the “Guarantee”) pursuant to which it is unconditionally, irrevocably and absolutely guaranteeing to the Oncor Entities the due and punctual performance and discharge of its pro rata share (as specified in the Guarantee) of the obligations of the Purchasers under Section 11, Section 13(b) and Section 14(d) of this Letter Agreement, which Guarantee shall continue in effect until the consummation of the Purchase Transactions.

[Signature Page Follows]

If the parties are in agreement with the terms of this Letter Agreement, please execute one copy of this Letter Agreement in the space provided below and return it to the undersigned, whereupon this Letter Agreement will represent the binding agreement of the parties hereto.

Very truly yours,

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By:	/s/ Robert S. Shapard
Name:	Robert S. Shapard
Title:	CEO

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Robert S. Shapard
Name:	Robert S. Shapard
Title:	CEO

AGREED TO AND ACCEPTED as of the date first set forth above:

OVATION ACQUISITION I, L.L.C.

By:	/s/ Hunter L. Hunt
Name:	Hunter L. Hunt
Title:	President

OVATION ACQUISITION II, L.L.C.

By:	/s/ Hunter L. Hunt
Name:	Hunter L. Hunt
Title:	President

Exhibit A

Definitions

Capitalized terms used in this Letter Agreement without definition shall have the following respective meanings:

“2007 Separation Agreement” means the Separation Agreement, dated October 10, 2007, by and between TXU Corp. and Oncor Holdings.

“Actions” means any civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.

“Bankruptcy and Equity Exception” means the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Benefit Plan(s)” means all material benefit and compensation plans, programs, policies or arrangements covering Oncor Employees, including “employee benefit plans” within the meaning of Section 3(3) of ERISA and deferred compensation, change in control, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, employment agreements (but only such employment agreements that would reasonably be expected to provide for annual compensation of $100,000 or more), programs, policies or arrangements sponsored, contributed to, or entered into by Oncor Holdings or Oncor or their Subsidiaries.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.

“Chapter 11 Cases” means the voluntary cases of the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. in the Bankruptcy Court.

“Confidentiality Agreements” means (i) the confidentiality agreement, dated as of August 28, 2014, among Hunt, the Company, EFIH and, pursuant to a Joinder Agreement, dated as of September 4, 2014, Oncor and (ii) the confidentiality agreements, dated as of May 18, 2015, between certain proposed investors in the Purchasers and the Company, EFIH and certain of their affiliates.

“Contract” means an agreement, lease, license, franchise, contract, note, mortgage, indenture, credit agreement, arrangement or other obligation.

“control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Costs” means any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities.

“Debtors” means, collectively, the Company, EFIH and certain entities in which the Company, directly or indirectly, holds an equity interest, that commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Environment” means any and all ambient air, indoor air, surface water and groundwater (including navigable water and wetlands), the land surface or subsurface strata or sediment and flora and fauna.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Request or Order” means any formal or informal request, action, Law, directive or order (whether temporary, preliminary or permanent), whether written or not, made, enacted, issued, promulgated, enforced or entered by any court, other Governmental Entity of competent jurisdiction, or governmental authority, including without limitation the PUCT, ERCOT, FERC, the Texas Reliability Entity, the Office of the Attorney General of Texas, or any Representative thereof.

“Indemnified Parties” means directors, managers and officers of the Oncor Entities.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of November 5, 2008, among Oncor and certain of its direct and indirect equityholders.

“IPO Conversion” has the meaning ascribed to such term in the Investor Rights Agreement.

“IPO Conversion Plan” means the plan attached hereto as Exhibit B, as amended, modified or supplemented from time to time in a manner consistent with the terms of the Investor Rights Agreement.

“Knowledge” means, when used with respect to Oncor Holdings and Oncor, the actual knowledge after reasonable inquiry of Robert S. Shapard, David M. Davis, Allen Nye, James A. Greer, Walter Mark Carpenter and Deborah L. Dennis.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, legally binding standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement or License of any Governmental Entity.

“Lenders” means the lenders who are party to the Debt Commitment Letter.

“License” means all permits, certifications, approvals, registrations, clearances, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Manager” means the Affiliate of Hunt that will enter into the management agreement with the Reorganized Company, Reorganized EFIH and Oncor AssetCo, as contemplated by the IPO Conversion Plan.

“Merger” means the merger of the Company with and into Parent pursuant to the Merger Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Plan Support Agreement” means the Plan Support Agreement, dated as of August 9, 2015, among the Debtors and certain of their creditors and other persons pursuant to which each of the parties thereto has agreed, among other things, to support the Plan of Reorganization.

“Prospectus” means the final prospectus contained in the Registration Statement at the date and time as of which the Registration Statement, or the most recent post-effective amendment thereto, is declared effective by the SEC (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Registration Statement.

“Private Letter Ruling” means a private letter ruling to be issued by the Internal Revenue Service (“IRS”) with respect to the Reorganized TCEH Spin-Off.

“Registration Statement” means the Registration Statement to be filed with the SEC relating to the Rights Offering and all Parent Common Shares to be issued pursuant thereto.

“Reorganized TCEH” means a new subsidiary of TCEH formed by TCEH pursuant to the Plan of Reorganization.

“Reorganized TCEH Spin-Off” means the distribution by, or caused by, TCEH of all of the outstanding equity interests in Reorganized TCEH in a manner consistent with the Private Letter Ruling and the Plan of Reorganization.

“Rights Offering” means the initial offering of equity rights to be distributed to Rights Offering Participants (as defined in the Plan of Reorganization) that will enable the holders thereof to purchase shares of capital stock of Parent.

“Ruling Request” means the written request, dated June 10, 2014, filed with the IRS by the Company, on behalf of the Debtors, that the IRS issue a Private Letter Ruling to the Company addressing the qualification of the Reorganized TCEH Contributions and the Reorganized TCEH Spin-Off as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code and certain other matters.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” (including, with correlative meaning, the term “Taxes”) includes (1) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, margin, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (2) any liability in respect of the items described in clause (1) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of state, local or foreign Law).

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Date” means the date on which the Merger Agreement is validly terminated in accordance with its terms.

Exhibit B

IPO Conversion Plan

1.	Oncor will be converted from a Delaware limited liability company to a Texas limited liability company.

2.	The Company shall form a new, wholly-owned Delaware limited liability company (“New GP”).

3.	EFIH will be converted from a Delaware limited liability company into a Delaware limited partnership, with (A) the general partner being New GP, (B) the limited partner being the Company and (C) the limited partnership agreement providing, among other things, that after completion of the transactions to be carried out on the Purchase Closing Date, the equity interests of EFIH will be redeemable for cash or equity interests in the Surviving Company in accordance with provisions typically applicable in an UPREIT.

4.	Oncor and a newly formed Texas limited liability company owned by Hunt or one or more of its Affiliates (“OEDC”) will consummate a joint survivor merger under Chapter 10 of the Texas Business Organization Code, as a result of which (A) certain personal property of Oncor, including its certificates of convenience and necessity and franchises, together with its employees and certain other assets and liabilities, but excluding assets and employees of the business that will satisfy the “active trade or business” requirement with respect to the Reorganized TCEH Spin-Off, will be allocated by operation of law to and become the property of OEDC, in exchange for an initial cash payment and certain deferred payments from OEDC to Oncor in an aggregate amount equal to the fair market value of such personal property (net of any liabilities assumed), and (B) the real property (and related liabilities) of Oncor will continue to be held by Oncor, but such real property (other than assets of the business that will satisfy the “active trade or business” requirement with respect to the Reorganized TCEH Spin-Off) will be leased to and operated by OEDC. After giving effect to this transaction, Oncor (together with its successor) is referred to herein as “Oncor AssetCo.”

5.	Oncor AssetCo will be converted back to a Delaware limited liability company.

6.	Oncor AssetCo will enter into a delegation agreement with the Reorganized Company.

7.	An Affiliate of Hunt will enter into a management agreement with the Reorganized Company, Reorganized EFIH and Oncor AssetCo.

8.	Oncor AssetCo and OEDC will enter into arm’s-length lease agreements pursuant to which OEDC will lease the transmission and distribution assets from Oncor AssetCo.

9.	Oncor AssetCo will enter into such other agreements with Parent, EFIH or Oncor Holdings as are reasonably requested by Parent pursuant to which Oncor will agree to take such actions as are reasonably necessary to ensure that Parent (and any successor of Parent) will be able to satisfy (a) the REIT income and asset tests set forth in Sections 856(c)(2)-(4) of the Code (determined as if the assets and income of Parent or its successor consisted solely of its interest in, and income from, Oncor) and (b) any obligations Parent has as a public reporting company, including compliance with the Securities Act, the Exchange Act and the rules and regulations of any national exchange on which Parent’s stock is listed.

Collectively, steps (4) through (9) above are referred to herein as the “Oncor Restructuring.”

Exhibit C

Key Regulatory Terms

This Exhibit C sets forth certain key terms and undertakings to be included in the PUCT Filing in connection with the PUCT Approval and, to the extent applicable, filings with other Governmental Entities in connection with the Purchase Transactions (“Regulatory Filings”).

The specific terms and undertakings to be included in the Regulatory Filings have not yet been determined and will depend on discussions among the parties and with the rating agencies and the regulatory authorities. In general, however, the Regulatory Filings would contain at least the following proposed commitments:

1.	Establishment of a ring fence with appropriate terms and conditions, as reasonably proposed by Parent with the input and advice of Oncor, taking into account the reduced level of debt that Parent and EFIH will have following the Purchase Transactions, with the goal that Oncor’s debt maintains its investment grade rating, including specific commitments to protect Oncor from credit risk from its post-closing Affiliates.

2.	Commitments that the Oncor Entities will not incur any debt (including by way of guaranty), or mortgage or pledge its assets as collateral, in respect of any debt incurred to finance the Purchase Transactions.

3.	Commitments to hold Oncor’s customers harmless for any fees or expenses or incremental borrowing costs associated with the Purchase Transactions.

4.	The conditions and commitments adopted by the PUCT in connection with its approval of the REIT structure in Docket No. 35287 involving Sharyland Utilities, L.P. and SDTS will apply to Parent, Reorganized EFIH, Oncor and their respective Affiliates such that the substantive effect of the conditions and commitments adopted for each company involved in Docket No. 35287 shall apply to the company in the Parent/Reorganized EFIH/Oncor structure that performs a role or function that corresponds to that company in the Sharyland/SDTS structure to which the condition or commitment applies. These will include conditions relating to the methodology for determining rates, the lessor-lessee relationship under the REIT structure, obligations of the lessor and lessee to fund improvements to Oncor’s transmission and distribution system, and recovery of formation and issuance costs associated with the structure.

5.	Other commitments related to preserving jobs, maintaining Oncor’s headquarters in Dallas, Texas, and filing periodic reports with the PUCT or other applicable Governmental Entities regarding compliance with the proposed terms and undertakings.

6.	Commitment to make at least the amount of capital expenditures as set forth in Oncor’s current long range plan for 3 years following the Purchase Closing Date, subject to the following adjustments to the extent reported to the PUCT in Oncor’s earnings monitor reports: Oncor may reduce capital spending due to conditions not under Oncor’s control, including, without limitation, siting delays, cancellations of projects by third parties, or weaker than expected economic conditions.

Exhibit D

Requests for Information

Robert S. Shapard

E. Allen Nye, Jr.

David M. Davis